
                                          WAVE POWER.NET, INC.
                                     (A DEVELOPMENT STAGE COMPANY)

                                             BALANCE SHEETS


                                                                              December 31,
ASSETS                                                                            2001          2000
---------------------------------------------------------------------------  --------------  ----------
Assets:
  As restated at December 31, 2000                                           $           -   $       -
                                                                             --------------  ----------

        Total Assets                                                         $           -   $       -
                                                                             ==============  ==========


LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
---------------------------------------------------------------------------

Current Liabilities:
  Accounts payable and accrued liabilities                                   $      20,225   $  28,485
  Stockholders' loans payable                                                      148,005      70,960
                                                                             --------------  ----------
        Total Current Liabilities                                                  168,230      99,445
                                                                             --------------  ----------

Commitments and Contingencies

Stockholders' Equity (Deficit):
  Common stock, 75,000,000 shares authorized,
    $.001 par value, 17,780,000 shares issued and
    outstanding at December 31, 2001 and 2000                                       17,780      17,780
  Additional paid-in capital                                                        95,220      95,220
  Deficit accumulated during the development
    stage (as restated at December 31, 2000)                                      (281,230)   (212,445)
                                                                             --------------  ----------
        Total Stockholders' Equity (Deficit)                                      (168,230)    (99,445)
                                                                             --------------  ----------

        Total Liabilities and Stockholders' Equity (Deficit)                 $           -   $       -
                                                                             ==============  ==========


The accompanying notes are an integral part of these financial statements.


                                        2




                                                     WAVE POWER.NET, INC.
                                                 (A DEVELOPMENT STAGE COMPANY)

                                                   STATEMENTS OF OPERATIONS






                                                                                      For the Years Ended
                                                                                           December 31,
                                                                                     2001               2000
                                                                             ---------------------  ------------
                                                                                                     (Restated)
                                                                                                    ------------

Sales                                                                                 $-                 $-            $-
                                                                             ---------------------  ------------  ------------
Expenses:
  Amortization (as restated for year ended
    December 31, 2000)                                                                          -             -           476
  Bad debt                                                                                      -             -        39,177
  Advertising                                                                                   -             -         2,659
  Bank charges                                                                                  -             -            56
  Foreign exchange loss                                                                         -             -         2,186
  License and dues                                                                            792         1,336         2,793
  Management fees                                                                               -             -        52,000
  Legal and professional fees                                                              62,409        75,911       140,273
  Rent                                                                                      3,180         3,165        19,975
  Telephone                                                                                     -             -         1,226
  Office                                                                                    2,404         1,819         4,223
  Travel                                                                                        -             -         1,000
                                                                             ---------------------  ------------  ------------
                                                                                           68,785        82,231       266,044
                                                                             ---------------------  ------------  ------------

Loss before Cumulative Effect of
  Change in Accounting Principle                                                          (68,785)      (82,231)     (266,044)

Cumulative Effect on Prior Periods for
  Change in Accounting Principle -
  Write-Off of Organization Costs                                                               -             -        15,186
                                                                             ---------------------  ------------  ------------

Net Loss                                                                     $            (68,785)  $   (82,231)  $  (281,230)
                                                                             =====================  ============  ============



Loss per Share:
  Basic and diluted loss per share                                           $               0.00   $      0.00        ($0.02)
                                                                             =====================  ============  ============
  Basic and diluted common shares
    outstanding                                                                        17,780,000    17,780,000    17,780,000
                                                                             =====================  ============  ============


____________________

The accompanying notes are an integral part of these financial statements.

3




                                                     WAVE POWER.NET, INC.
                                                 (A DEVELOPMENT STAGE COMPANY)

                                         STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                               FOR THE PERIOD INCEPTION (NOVEMBER 6, 1997) TO DECEMBER 31, 2001



                                                                                             Deficit
                                                                                           Accumulated      Total
                                                                              Additional    During the   Stockholders'
                                                         Number                Paid-In     Development      Equity
                                                       of Shares    Amount     Capital        Stage        (Deficit)
                                                      -----------  --------  -----------  -------------  --------------
At Inception on November 6, 1997
  Issuance of Comon Stock for
  $.001 per Share                                     15,000,000   $15,000   $            $               $   15,000

Issuance of Common Stock for $.01 per Share            5,000,000     5,000        45,000                      50,000

Net Loss for the Period Ended December 31, 1997                                                    (84)         (84)
                                                                                          -------------    ----------

Balances - December 31, 1997                          20,000,000    20,000        45,000           (84)       64,916

Issuance of Common Stock for $.10 per Share              480,000       480        47,520                      48,000

Less:  Retirement of Stock,                           (2,700,000)   (2,700)        2,700                        -

Net Loss for the Year Ended December 31, 1998                                                 (114,594)     (114,594)
                                                                                          -------------    ----------

Balances - December 31, 1998                          17,780,000    17,780        95,220      (114,678)       (1,678)

Net Loss for the Year Ended December 31, 1999
  (as restated for the Cumulative Effect of Change
  in Accounting Principle)                                                                     (15,536)      (15,536)
                                                                                          -------------    ----------

Balances - December 31, 1999 (as restated)            17,780,000    17,780        95,220      (130,214)      (17,214)

Net Loss for the Year Ended December 31, 2000
  (as restated)                                                                                (82,231)      (82,231)
                                                                                          -------------    ----------

Balances - December 31, 2000 (as restated)            17,780,000    17,780        95,220      (212,445)      (99,445)

Net Loss for the Year Ended December 31, 2001                                                  (68,785)      (68,785)
                                                                                          -------------    ----------

Balances - December 31, 2001                          17,780,000   $17,780   $    95,220  $   (281,230)     (168,230)
                                                      ===========  ========  ===========  =============    ==========



          The accompanying notes are an integral part of these financial statements.



                                                       WAVE POWER.NET, INC.
                                                  (A DEVELOPMENT STAGE COMPANY)

                                                     STATEMENTS OF CASH FLOWS



                                                                                        For the Period
                                                                                      Inception to Date
                                                                                       November 6, 1997
                                                              For the Years Ended            to
                                                                   December 31,       December 31, 2001
                                                                2001          2000
                                                            -----------     --------      -----------
                                                                           (Restated)
Cash Flows from Operating Activities:
  Net loss                                         $            (68,785)  $  (82,231)     $   (281,230)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
      Amortization                                                    -            -                476
      Cumulative effect on prior periods -
        write-off of organization costs                               -            -             15,186
      (Decrease) increase in accounts payable
        and accrued expenses                                     (8,260)      26,271             20,225
                                                   ---------------------  -----------      ------------
            Net cash used in operating activities               (77,045)     (55,960)         (245,343)
                                                   ---------------------  -----------      ------------

Cash Flows from Investing Activities:
  Organization costs                                                  -            -           (15,662)
                                                   ---------------------  -----------      ------------
        Net cash used in investing activities                         -            -           (15,662)
                                                   ---------------------  -----------      ------------

Cash Flows from Financing Activities:
  Proceeds from sale of common stock                                  -            -            113,000
  Proceeds of loans from stockholders                            77,045       55,960            148,005
                                                   ---------------------  -----------       -----------
        Net cash provided by financing activities                77,045       55,960            261,005
                                                   ---------------------  -----------       -----------

Net Increase (Decrease) in Cash                                       -            -                  -

Cash - beginning of period                                            -            -                  -
                                                   ---------------------  -----------       -----------

Cash - end of period                               $                  -   $        -        $         -
                                                   =====================  ===========       ===========


Supplemental Disclosures of Cash Flow Information:
  Cash paid during the period for:
    Interest                                       $                  -   $        -        $         -
                                                   =====================  ===========       ===========
    Taxes                                          $                  -   $        -        $
                                                   =====================  ===========       ===========


                       The accompanying notes are an integral part of these financial statements.


                                                           5





                              WAVE POWER.NET, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                              FINANCIAL STATEMENTS

                           DECEMBER 31, 2001 AND 2000

                          INDEPENDENT AUDITOR'S REPORT



To  the  Board  of  Directors
Wave  Power.Net,  Inc.
(A  Development  Stage  Company)
Pompano  Beach,  Florida  33062


We have audited the accompanying balance sheets of Wave Power.Net, Inc. (formerly Novus Environmental Inc.) (A Development Stage Company) as of December 31, 2001 and 2000 and the related statements of operations, stockholders' equity (deficit) and cash flows for the years then ended and for the period from inception (November 6, 1997) to December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wave Power.Net, Inc. (A Development Stage Company) as of December 31, 2001 and 2000 and the results of its operations and its cash flows for the years then ended and for the period from inception (November 6, 1997) to December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.


SAMUEL  KLEIN  AND  COMPANY



Newark,  New  Jersey
March  26,  2002




                                        1



                              WAVE POWER.NET, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2001





1.  THE  COMPANY  AND  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES

Nature  of  Business
--------------------

Wave Power.Net, Inc. (formerly "Novus Environmental Inc."), a development stage company (the "Company"), was incorporated under the laws of the State of Delaware on November 6, 1997 to develop or acquire recycling technologies. On January 20, 2000 the Company entered into a reorganization agreement whereby the Company was to merge with Wave Power, Inc., a privately held Florida corporation. On March 3, 2000, the parties acknowledged that the merger contemplated had never been consummated and they subsequently agreed to rescind the agreement and entered into an agreement releasing the parties of their right, title and interest, claims, and obligations that they might otherwise have had or had been set forth in the January 20, 2000 agreement (see Note 7, Litigation). The Company formally changed its name to Wave Power.Net, Inc. on
  --------
March  20,  2000.

Basis  of  Accounting
---------------------

The financial statements of the Company have been prepared on the accrual basis of accounting.

Cash  and  Cash  Equivalents
----------------------------

The Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

Use  of  Management's  Estimates
--------------------------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reported period.
Actual  results  could  differ  from  those  estimates.

Translation  of  Foreign  Currencies
------------------------------------

Assets and liabilities of foreign operations, where the functional currency is the local currency, are translated into U.S. dollars at the fiscal year end exchange rate. The related translation adjustments are required to be recorded as cumulative translation adjustments, a separate component of shareholders' equity. Revenues and expenses are required to be translated using average exchange rates prevailing during the year. Foreign currency transaction gains and losses, as well as translation adjustments for assets and liabilities of foreign operations where the functional currency is the dollar, are included in net income (loss). Foreign currency realized and unrealized gains and losses for the periods presented were not material.



                                        6

                              WAVE POWER.NET, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2001
                                   (Continued)


1.  THE  COMPANY  AND  SUMMARY  OF  SIGNIFICANT  ACCOUNTING POLICIES (Continued)

Earnings  (Loss)  Per  Share
----------------------------

As of December 31, 1997 the Financial Accounting Standards Board (FASB) issued Statement No. 128, "Earnings Per Share" (SFAS 128) replacing the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes the dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. Diluted earnings per share reflects the potential dilution that could occur if securities or other agreements to issue common stock were exercised or converted into common stock. Diluted earnings per share is computed based upon the weighted average number of common shares and dilutive common equivalent shares outstanding. Common stock options, which are common stock equivalents, had an anti-dilutive effect on earnings per share and no effect on the weighted average number of common shares.

Impairment  of  Long-Lived  Assets
----------------------------------

The Company has adopted Statement of Financial Accounting Standards No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". SFAS 121 requires that if facts and circumstances indicate that the cost of fixed assets or other assets may be impaired, an evaluation of recoverability would be performed by comparing the estimated future undiscounted pre-tax cash flows associated with the asset to the asset's carrying value to determine if a write-down to market value or discounted pre-tax cash flow value would be required.

Comprehensive  Income
---------------------

The Company has adopted Statement of Financial Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income". This statement establishes rules for the reporting of comprehensive income and its components which require that certain items such as foreign currency translation adjustments, unrealized gains and losses on certain investments in debt and equity securities, minimum pension liability adjustments and unearned compensation expense related to stock issuances to employees be presented as separate components of stockholders' equity. The adoption of SFAS 130 had no impact on total stockholders' equity for the period presented in these financial statements.

Start-Up  Activities
--------------------

Start-up activities are accounted for in accordance with the American Institute of Certified Public Accountants' Statement of Position (SOP 98-5), "Reporting the Costs of Start-Up Activities". SOP 98-5 requires start-up costs, as defined, to be expensed as incurred and was to be effective for financial statements for fiscal years beginning after December 15, 1998. The application of SOP 98-5 would have resulted in a charge of $15,186 in 1999 for the cumulative effect on prior periods of the application of the provisions of this pronouncement. The Company currently expenses all start-up costs as incurred



                                        7
                              WAVE POWER.NET, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2001
                                   (Continued)



1.  THE  COMPANY  AND  SUMMARY  OF  SIGNIFICANT  ACCOUNTING POLICIES (Continued)

Stock-Based  Compensation
-------------------------

The Company has elected to follow Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees" in accounting for its employee stock option plans. Under APB 25, when the exercise price of the Company's employee stock options equals or is above the market price of the underlying stock on the date of grant, no compensation expense is recognized.

In accounting for options granted to persons other than employees, the provisions of FASB Statement No. 123 (SFAS 123), "Accounting for Stock Based Compensation" are applied. In accordance with SFAS 123 the fair value of these options are to be estimated at the grant date using the Black-Scholes option pricing model.

Income  Taxes
-------------

The  Company  follows  Statement of Financial Accounting Standards No. 109 (SFAS
109), "Accounting for Income Taxes". SFAS 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Recent  Accounting  Pronouncements
----------------------------------

In July 2001, the FASB issued Statement of Financial Accounting Standards No. 141 (SFAS 141), "Business Combinations". SFAS 141 requires all business combinations to be accounted for using the purchase method of accounting and is effective for all business combinations initiated after June 30, 2001. The adoption of SFAS 141 had no effect on the Company's operating results or financial condition.

Reclassifications
-----------------

Certain reclassifications have been made to the prior year balances to conform to the current year's presentation.


2.  COMPANY'S  BUSINESS  PLANS

Wave Power.Net, Inc. is a development stage company and prior to January 2002 was attempting to become involved in the waste management business and had plans to be involved in the manufacturing, construction, installation, licensing and permitting of recycling facilities specifically for car and truck tires. To date the Company has not been able to effectuate these plans. During January
2002 the Company entered into a business transaction that will result in a change of control occurring in the Company and the Company acquiring a current operating entity engaged in the sports marketing business (see Note 9).



                                        8

                              WAVE POWER.NET, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2001
                                   (Continued)




3.  PRIOR  PERIOD  ADJUSTMENT

The balance sheet as of December 31, 2000 and the statements of operations, stockholders' equity and cash flows for the periods presented reflect an adjustment for the cumulative effect on prior periods for the adoption of the provisions of the American Institute of Certified Public Accountants' Statement of Position (SOP 98-5), "Reporting the Costs of Start-Up Activities". Recording this adjustment required a restatement of the amounts that had been reported in financial statements previously issued for the periods ended December 31, 1999 by a charge to operations of $14,794 (net) and a reduction of the loss reported for the year ended December 31, 2000 for $392, the previously recorded amortization expense. The deficit accumulated during the development stage was restated accordingly. This prior period adjustment results from the write-off of unamortized organization costs in 1999 of $15,186 as required by SOP 98-5.


4.  DUE  TO  STOCKHOLDERS

As of December 31, 2001 and 2000 the Company is indebted to certain stockholders of the Company or to entitles controlled by those stockholders for $148,005 and $70,960, respectively. These amounts are noninterest bearing loans payable on demand. On March 22, 2002 pursuant to an agreement related to the Reorganization Agreement more fully described below in "Subsequent Events", $123,000 of the amount due was paid off.


5.  PROVISION  FOR  INCOME  TAXES

For each of the periods from inception November 6, 1997 to December 31, 2001 the Company had losses that totaled $281,230. No tax expense or benefit has been reported in the financial statements due to the uncertainty of future operations.


6.  COMMON  STOCK

The authorized capital stock of the Company consists of 75,000,000 shares of common stock, par value $.001 per share.

On December 5, 1997 the Company issued 15,000,000 shares of common stock to the incorporators of the Company for $15,000.

From December 8, 1997 to December 30, 1997 the Company sold 5,000,000 shares of its common stock for $.01 per share in connection with a public offering under Regulation D Rule 504 of the Securities Act of 1933 (the Act). The Company also sold from April 29, 1998 to May, 1998, 480,000 shares of its common stock for $.10 per share. The Company conducted both offerings in such a manner that the shares were sold only to accredited investors as such term is defined in Rule 501 of Regulation D under the Act. The pricing and the terms of the securities were arbitrarily determined by the Company and had no relationship to the Company's assets, book value or results of operations or any generally accepted criteria of value.

In September, 1998 two incorporators and officers of the company resigned and returned for retirement 2,700,000 shares of their holdings in the Company's common stock.




                                        9
                              WAVE POWER.NET, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2001
                                   (Continued)



7.  COMMITMENTS  AND  CONTINGENCIES

Government  Regulations
-----------------------

The Company is subject to local, state and federal laws of the jurisdictions that it operates in. The Company also believes that it will be subject to the laws of all jurisdictions of its participants and clients.

Litigation
----------

On January 20, 2000 the Company executed an agreement with Wave Power Inc., a Florida corporation ("Wave Power") whereby Wave Power was to be combined with Novus Environmental Inc. through the issuance of 17,000,000 shares of restricted common stock of Novus Environmental Inc. in exchange for 17,000,000 shares of Wave Power which represented all of the issued and outstanding stock of Wave Power. Pursuant to this agreement, the Company also changed its name to Wave Power.Net, Inc.

On March 3, 2000 the agreement with Wave Power terminated and the Company entered into a settlement agreement and mutual release with Wave Power and Vernon Kendrick, its President, whereby the Company agreed to relinquish its right to use the name Wave Power.Net, Inc. as well as any variations thereon.
Also, on March 3, 2000, Wave Power entered into a merger agreement with Enter Tech Corporation, a publicly traded Nevada corporation ("Enter Tech"). Among the terms of this agreement was the provision that in consideration for the Company relinquishing the rights to the Wave Power name the Company was to receive one million shares of common stock of Enter Tech with a market value at the date of the signing of the agreement of approximately $1 per share. The above indicated settlement agreement and mutual release was made a part of the merger agreement.

On April 11, 2000, the Company was notified by attorneys for Enter Tech that they were claiming nonperformance by the Company under the above indicated settlement agreement and mutual release, alleging among other things, that the Company was still using the name Wave Power.Net Inc. Accordingly, in the event Enter Tech brings a lawsuit, the potential outcome of such case could not be determined at this time, nor could any potential monetary damages be estimated. As of March 30, 2002 neither Enter Tech nor the Company commenced any legal action and there has been no change relating to this matter. The December 31, 2001 and March 26, 2002 closing market price of Enter Tech common stock was $.01.

Because of the uncertainty surrounding the realization of the revenue which would arise from the provisions of the merger agreement with Enter Tech, the Company has not recognized any revenue relating to the transaction.

Leases
------

On March 1, 2000 the Company rented office space in Pompano Beach, Florida, subject to a lease which was to expire February 28, 2001 for a total rent of $3,180. These premises were never occupied and at December 31, 2000 the Company owed nine months' rent, the liability for which it had reflected in accounts payable at that date, and could be considered in technical default under the lease. During the first quarter of 2001 the Company cured it default and entered into a new lease for a one year term beginning January 1, 2001 for a total rent for the year of $3,180, which was paid in full by a stockholder of the Company. Although this lease was not renewed, management is confident that a month to month arrangement is acceptable to the landlord. The Company has paid no rent for the period January through March, 2002, and again can be considered in technical default.


                                       10


                              WAVE POWER.NET, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2001
                                   (Continued)



7.  COMMITMENTS  AND  CONTINGENCIES  (Continued)

Consulting  Agreements
----------------------

On February 10, 2000 the Company entered into an agreement with a consultant for assistance in seeking and arranging financing for the Company. The agreement has no fixed term and compensation for the consultant is contingent upon the amount and type of financing that it ultimately is able to negotiate with third parties. To date no financing has been provided and no fees have been incurred.

On February 28, 2000 the Company entered into an agreement with another consultant for a one year term whereby the consultant is required to introduce the Company to potential sources of financing. This consultant's compensation is contingent upon the amount and type of financing ultimately obtained by the Company from sources that were introduced by this consultant. This agreement was cancelled on January 17, 2001.


Other  Matters
--------------

On January 3, 2001 the Company executed a Letter of Intent to acquire 100% of the outstanding capital stock of Emission Controls Corp. ("ECC"), a privately held Nevada corporation, in exchange for 15,000,000 restricted shares of common stock of the Company. ECC's primary assets consist of patents to proprietary technology for a device known as the Natural Resources Fuel Reformer ("Cracker") which claims to reduce harmful emissions from internal combustion engines. The Letter of Intent also included the provision that the Company would be obligated to pay a royalty of three percent (3%) of the net income of the company to Syd Cooke, President of ECC, and/or a nominee, up to a maximum of $1,000,000,000. On January 7, 2001 the parties entered into a Reorganization Agreement affirming the terms and conditions as set forth in the Letter of Intent. The Agreement also set forth other conditions and established a due diligence period. On March 29, 2001, the parties mutually agreed to rescind the Reorganization Agreement and Letter of Intent.


8.  SUBSEQUENT  EVENTS

On February 14, 2002 the Company entered into an Agreement and Plan of Reorganization ("the Agreement") with 3 Strikes (USA), Inc. ("3 Strikes"), a privately held New York corporation. In order for the Company to complete this transaction the Company will file an amendment to its Articles of Incorporation with the Secretary of State of Delaware reflecting a reverse stock split of the Company's common stock on the basis of one share exchanged for every five shares currently outstanding. The Company will also increase its authorized capital stock to 100,000,000 shares and change its name from Wave Power.Net, Inc. to Insta-Win, Ltd. The agreement sets forth the terms and conditions whereby upon its completion the Company will acquire all of the issued and outstanding shares of 3 Strikes in exchange for the Company issuing 20,000,000 post reverse split shares of its common stock to the stockholders of 3 Strikes, or their assigns, and 1,300,000 post reverse split shares of its common stock to the current principal stockholder of the Company.

In connection with this transaction current shareholders of the Company who control approximately 90% of the Company's outstanding common stock have agreed to exchange their shares for cash amounting to $240,000 of which $148,005 will be used to retire the current outstanding stockholder loans.






                                       11
                              WAVE POWER.NET, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2001
                                   (Continued)



8.  SUBSEQUENT  EVENTS  (Continued)

As a result of these transactions, the current stockholders of the Company will own approximately 1,656,000 post reverse split shares of common stock or approximately 7% of the approximately 24,856,000 total outstanding shares of common stock on a post reverse split basis, and the current stockholders or assigns of 3 Strikes will own 23,200,000 of the post reverse split shares, or approximately 93% of the outstanding post reverse split shares of common stock of the Company, after giving effect to the 1 for 5 reverse stock split.

The transactions will result in a change of control with 3 Strikes being deemed the acquiror for accounting and financial reporting purposes in accordance with the view that the acquisition by a public shell of the assets of a private company's business should be accounted for as a reverse merger.

The terms and conditions of the Agreement and Plan of Reorganization are conditional and subject to modification.